FDA Action Affects Products Manufactured by Elite Pharmaceuticals, Inc.

Northvale, NJ – March 4, 2011: Elite Pharmaceuticals, Inc. (OTC:BB: ELTP) advises that the US Food and Drug Administration (FDA) announced that it intends to remove approximately 500 cough/cold and allergy related products from the U.S. market.  Elite currently manufactures two of the drugs impacted by the FDA’s action which are marketed by ECR Pharmaceuticals, a wholly owned subsidiary of Hi-Tech Pharmacal, Co., Inc.  The affected products are:

Product	Active Ingredient, Strength
Lodrane® 24 capsules	brompheniramine maleate, 12mg
Lodrane® 24 D capsules	brompheniramine maleate, 12mg/pseudoephedrine HCl, 90mg

According to the FDA press release, manufacturers must stop manufacturing the affected products within 90 days after March 3, 2011 and must stop shipping these products within 180 days after March 3, 2011.

In addition to receiving revenues for the manufacture and contract laboratory services of these products, Elite receives a royalty on in-market sales from ECR Pharmaceuticals. Revenues generated from these products totaled $3.02 million for the 9 months ended December 31, 2010, representing substantially all of Elite’s revenues for the period.  The Company’s inability to manufacture these drugs could have an adverse effect on its revenues.

As disclosed by Hi-Tech Pharmacal, ECR Pharmaceutical initiated in 2010 a formal approval process with the FDA regarding Lodrane® 24 and Lodrane® 24D and ECR will continue to actively pursue approval for both products.

About Elite Pharmaceuticals, Inc.

Elite Pharmaceuticals, Inc. is a specialty pharmaceutical company that develops and manufactures oral, controlled-release products using proprietary technology. Elite's strategy includes the development of life cycle management products to lengthen the franchise life of drug products facing patent expiration, the development of controlled-release formulations of existing products to improve their clinical profile, the development of abuse-resistant opioids to mitigate misuse of these drugs, and the development of generic versions of controlled-release brand drug products with high barriers to entry.  Elite developed and manufactures for its partner, ECR Pharmaceuticals, Lodrane 24® and Lodrane 24D®, a non-sedating antihistamine for the treatment of allergy symptoms. As previously disclosed in SEC filings, the company recently purchased, and expects to soon launch three approved generic products.   In addition, Elite has a pipeline of additional generic and branded drug candidates under active development.   Two of the branded products under active development are ELI-216, an abuse resistant oxycodone product, and ELI-154, a once-a-day oxycodone product.   Elite conducts research, development and manufacturing in its facility in Northvale, New Jersey.

This news release contains forward-looking statements, including those related to the preliminary nature of the clinical program results and the potential for further product development, that involve known and unknown risks, delays, uncertainties and other factors not under the control of Elite, which may cause actual results, performance or achievements of the companies to be materially different from the results, performance or other expectations implied by these forward-looking statements. In particular, because substantial future testing will be required prior to approval, the results described above may not be supported by additional data or by the results of subsequent trials. These risks and other factors, including the timing or results of pending and future clinical trials, regulatory reviews and approvals by the Food and Drug Administration and other regulatory authorities, and intellectual property protections and defenses, are discussed in Elite's filings with the Securities and Exchange Commission such as the 10K, 10Q and 8K reports. Elite undertakes no obligation to update any forward-looking statements.

Contact:

For Elite Pharmaceuticals, Inc.
Dianne Will, Investor Relations, 518-398-6222
Dianne@elitepharma.com
www.elitepharma.com